AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT dated as of August 31, 2005, by and among THE VANGUARD GROUP, INC., VANGUARD VARIABLE INSURANCE FUND, VANGUARD MARKETING CORPORATION and CUNA MUTUAL LIFE INSURANCE COMPANY.

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of October 1, 2002 (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.          Amendment of Participation Agreement. The Participation Agreement is hereby amended as follows:

(a)	by inserting a new Section 1.14 to read in full as follows:

“1.14 EXTRAORDINARY EVENTS. The Company is not authorized to accept as the Fund’s designee any individual purchase or redemption of shares in an amount which equals or exceeds the “Large Transaction Amount” for a Portfolio (as specified in Schedule C) where such order is the result of an “Extraordinary Event” of which the Company is aware, unless the Company has notified the Sponsor of such order as soon as practicable following the Company becoming aware of the Extraordinary Event and, with respect to purchases or redemptions of which the Company is aware as of 3:00 p.m. Eastern time on the trade date, in no event later than 3:00 p.m. Eastern time on the trade date. For these purposes, an “Extraordinary Event” shall mean an event outside normal operations such as an entire Account moving into or out of a Portfolio or an asset transfer arising from a merger, acquisition or divestiture. The Sponsor reserves the right to refuse any purchase order, or to delay settlement of any redemption order, which equals or exceeds the applicable Large Transaction Amount and results from an Extraordinary Event, which the Sponsor, in its sole discretion, deems disruptive or detrimental to the applicable Portfolio. The Sponsor reserves the right to amend or revise Schedule C at any time and will provide at least 24 hours’ advance notice of such revision to the Company.”

	(b)	by replacing Schedule A to the Participation Agreement with Schedule A to this Amendment;

	(c)	by replacing Schedule B to the Participation Agreement with Schedule B to this Amendment; and

	(d)	by adding a new Schedule C to the Participation Agreement in the form attached as Schedule C to this Amendment.

3.	No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Contracts Funded by Separate Account

CUNA Mutual Life Group Variable	Large Case Group Annuity Product
Annuity Account	CU Select Pension Saver
CU Pension Saver

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Funds shall be made available as investments underlying the Variable Insurance Products, subject to the limitations set forth in Section 2.12(c) hereof:

Total Bond Market Index Portfolio
Growth Portfolio
REIT Index Portfolio
Small Company Growth Portfolio
International Portfolio
Equity Index Portfolio

SCHEDULE C

LARGE TRANSACTION MOUNTS

Portfolio	Large Transaction Amount

Total Bond Market Index Portfolio	$ 100,000

Growth Portfolio	250,000

REIT Index Portfolio	25,000

Small Company Growth Portfolio	100,000

International Portfolio	250,000

Equity Index Portfolio	500,000